Exhibit 99.1
DANA CORPORATION TO RESTATE FINANCIAL STATEMENTS FOR 2004 & 2005,
WRITE OFF U.S. DEFERRED TAX ASSETS
Company Postpones Third-Quarter 2005 Earnings Release
TOLEDO, Ohio – October 10, 2005 – Dana Corporation (NYSE: DCN) today announced that it will restate its 2004, first-quarter 2005, and second-quarter 2005 financial statements. Also, the company has postponed its third-quarter 2005 earnings release and is withdrawing its earnings guidance for full-year 2005.
Restatement of Financial Statements
Dana’s management and the Audit Committee of the Board of Directors have determined, as a result of their ongoing internal investigations, that the company did not properly account for certain items during 2004 and the first and second quarters of 2005. As a result, management and the Audit Committee have concluded that Dana’s financial statements for these periods should no longer be relied upon and that restatements will be required for these periods. The primary purpose for the restatements is to correct issues involving customer pricing and transactions with suppliers in Dana’s Commercial Vehicle business.
The company’s conclusions were reached in consultation with its independent registered public accounting firm, PricewaterhouseCoopers LLP, and independent investigators retained by the Audit Committee. The company will file amended reports on Forms 10-K/A and 10-Q/A for the periods being restated.
In connection with the restatements, the company believes that there are material weaknesses in its internal control over financial reporting.
The company has not completed its investigations. It has not determined whether it will be necessary to revise the estimated impact on second-quarter income of $10-15 million after tax, which it reported on Sept. 15, based on information available at that time from its preliminary review. It has also not determined what additional amounts will be required to adjust the statements for the other periods.
Company to Write Off U.S. Deferred Tax Assets
On Sept. 15, the company announced that it was evaluating its ability to maintain its U.S. deferred tax assets in light of the change in its earnings outlook. At June 30, the company reported that its U.S. deferred tax assets totaled approximately $740 million. The company now believes that it will be unable to maintain its U.S. deferred tax assets or to record similar tax benefits in the future. The company is assessing the impact of this on its financial statements. The write-off of the U.S. deferred tax assets and the inability to record similar tax benefits in the future has a direct negative impact on net income but does not impact the company’s cash flow.
Company Assessing Impact on Financial Agreements
Following the announcement on Sept. 15 that it would likely restate its second-quarter financial statements, the company received certain necessary waivers under its five-year bank facility and its accounts receivable securitization agreement for the second quarter. The company also received a waiver of the financial covenants under its bank facility for the third quarter. The company is now assessing the impact of the additional restatements and the decision to write

6

off the U.S. deferred tax assets on its obligations under those credit facilities and other agreements.
Third-Quarter Earnings Release Postponed
As a result of the restatements, Dana will not release its third-quarter 2005 results on Oct. 19, as previously anticipated. At this time, no date has been set for the third-quarter release.
Operational and Strategic Actions Being Evaluated
The company continues to evaluate a number of significant measures, both operational and strategic, to improve its financial performance, and will make further announcements regarding its plans as soon as appropriate.
About Dana Corporation
Dana people design and manufacture products for every major vehicle producer in the world. Dana is focused on being an essential partner to automotive, commercial, and off-highway vehicle customers, which collectively produce more than 60 million vehicles annually. A leading supplier of axle, driveshaft, engine, frame, chassis, and transmission technologies, Dana employs 46,000 people in 28 countries. Based in Toledo, Ohio, the company reported sales of $9.1 billion in 2004. Dana’s Internet address is: www.dana.com.
Forward-Looking Statements
Statements in this release which are not entirely historical constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent Dana’s expectations based on our current information and assumptions. However, forward-looking statements are inherently subject to risks and uncertainties and Dana’s actual results could differ materially from those that are anticipated or projected due to a number of factors. These factors include, in addition to those discussed in this release, the effect of national and international economic conditions; adverse effects from terrorism or hostilities; the strength of other currencies relative to the U.S. dollar; increases in commodity costs, including steel, that cannot be recouped in product pricing; our ability and that of our customers to achieve projected sales and production levels; the continued availability of necessary goods and services from our suppliers; competitive pressures on our sales and pricing; our ability to implement our cost reduction, cash management and long-term transformation programs; and other factors set out in our public filings with the Securities and Exchange Commission. Forward-looking statements in this release speak only as of the date of the release. Dana does not undertake to update such forward-looking statements.
# # #

7